Exhibit 99.1

IXYS Announces Record Revenues For The Fourth Fiscal Quarter And Fiscal Year Ended March 31, 2011

For The Quarter Ended March 31, 2011:

  Record quarter revenues of $96.8 million
  Gross profit margin of 32.8%
  Net income of $15.9 million; EPS of $0.49 per diluted share

For Fiscal Year 2011:

  Record yearly revenues of $363.3 million
  Gross profit margin of 33.6%
  Net income of $36.6 million; EPS of $1.14 per diluted share

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--May 19, 2011--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced results for its fourth quarter and fiscal year ended March 31, 2011.

Net revenues for the fourth quarter of fiscal year 2011 were $96.8 million, up 5.5% sequentially from net revenues of $91.7 million in the immediately preceding quarter, and up 26.4% from net revenues of $76.6 million in the prior year’s fourth quarter. This marks the seventh consecutive quarter of revenue growth.

Net income for the fourth quarter of fiscal year 2011 was $15.9 million, or $0.49 per diluted share, up 118% from net income of $7.3 million, or $0.23 per diluted share, in the immediately preceding quarter, and up 296% from net income of $4.0 million, or $0.13 per diluted share, in the prior year’s fourth quarter.

Net revenues for the fiscal year ended March 31, 2011 were a record $363.3 million, an increase of 49.4% from net revenues of $243.2 million in the prior fiscal year. Net income for the fiscal year ended March 31, 2011 was $36.6 million, or $1.14 per diluted share, as compared to net loss of $677,000, or $0.02 loss per diluted share, in the prior fiscal year.

Included in the results for the quarter ended March 31, 2011 are additions to income caused by adjustments to release the valuation allowance applied against domestic deferred tax assets and other tax adjustments, and reductions to income caused by impairment of goodwill and intangible assets and by write-offs of non-performing assets. Excluding the impact of the foregoing, non-GAAP net income for the quarter ended March 31, 2011 would have been $8.0 million, or $0.25 per diluted share. Excluding the impact of the foregoing, non-GAAP net income for the fiscal year ended March 31, 2011 would have been $29.2 million, or $0.91 per diluted share.

“IXYS’ performance in the March 2011 quarter and in fiscal year 2011 was above our expectations, and was a result of the steep increase in worldwide demand for our products. We did not have a significant forecast a year ago, in midst of the global recession, indicating the sharp increase in demand. However, true to IXYS’ dynamic and balanced capacity and supply chain management, we were able to respond to demand with minimal capital investments. We achieved new revenue benchmarks and record order rates that led to a new record backlog,” commented Dr. Nathan Zommer, Chairman and CEO.

“Demand for our power semiconductor products has continued through sustained organic growth. Our new product introduction, in spite of the last recession, and our continued R&D investments increased our product offerings in the industrial, telecommunication, transportation, medical and cleantech industries. We are one of the few semiconductor companies that has the full range of products to serve those markets, and it shows in the broad range of product sales growth. The ability to produce proprietary products from our own internal fabs, balanced with the capacity of our great foundry partners, has been an IXYS competitive advantage, especially for higher power products."

Gross profit was $31.7 million, or 32.8% of net revenues, for the quarter ended March 31, 2011, as compared to gross profit of $24.8 million, or 32.4% of net revenues, for the same quarter in the prior fiscal year. The gross profit margin percentage increased by 1.1 percentage points from the immediately preceding quarter.

Gross profit for the fiscal year ended March 31, 2011 was $122.1 million, or 33.6% of net revenues, as compared to a gross profit of $63.4 million, or 26.1% of net revenues in the prior fiscal year. Fiscal year 2011 saw gross profit rise by $58.7 million, a 92.5% increase from the prior year.

IXYS experienced record backlog of $178.7 million at March 31, 2011, as compared to $125.5 million at March 31, 2010. Backlog represents existing customer orders that, by their terms, can be shipped within the 12 months following March 31, 2011. Bookings, which were calculated on the same 12-month basis, were $111.4 million for the quarter ended March 31, 2011, as compared to $98.6 million for the comparable quarter of the prior year, an increase of 13.0%. Bookings in the March 2011 quarter were also 16.3% higher than the December 2010 quarter bookings of $95.8 million.

IXYS' cash balance grew by $6.2 million in the March quarter. The company ended fiscal 2011 with $76.0 million of cash and cash equivalents. "Clearly, our business remains strong, and we expect to continue generating cash from operations in the ensuing quarters," commented President and CFO Uzi Sasson. "We have a strong backlog position for the June quarter, thus we expect revenues for the June 2011 quarter to be slightly higher than those of the March 2011 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of adjustments to release the valuation allowance applied against domestic deferred tax assets and other tax adjustments, and reductions to income caused by impairment of goodwill and intangible assets and by write-offs of non-performing assets. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our backlog, bookings, order rates, demand for our products, product growth, future business, future cash generation and our revenues in the June 2011 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and constraints, adverse changes in customer demand, declining economic conditions and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended December 31, 2010. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Mar. 31,	Mar. 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$75,999	$61,337
Accounts receivable, net	55,222	47,158
Other receivables	1,543	1,196
Inventories, net	75,839	65,583
Prepaid expenses and other current assets	6,742	4,023
Deferred income taxes	10,660	10,467
Total current assets	226,005	189,764
Plant and equipment, net	52,311	47,878
Other assets	22,099	30,573
Deferred income taxes	24,774	17,081

Total assets	$325,189	$285,296

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,860	$2,845
Current portion of notes payable to bank	1,352	8,434
Accounts payable	16,892	17,762
Accrued expenses and other current liabilities	22,938	24,998
Total current liabilities	44,042	54,039
Capitalized lease and other long term obligations, net of current portion	37,373	32,300
Pension liabilities	14,545	15,822
Total liabilities	95,960	102,161

Common stock	374	368
Additional paid-in capital	141,138	137,580
Retained earnings	79,954	43,307
Accumulated other comprehensive income	7,763	1,880
Stockholders' equity	229,229	183,135

Total liabilities and stockholders' equity	$325,189	$285,296

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2011	2010	2011	2010

Net revenues	$96,761	$76,561	$363,273	$243,224
Cost of goods sold	65,044	51,791	241,175	179,791
Gross profit	31,717	24,770	122,098	63,433
Operating expenses:
Research, development and engineering	7,234	5,910	27,527	20,112
Selling, general and administrative	11,410	11,479	42,881	36,157
Amortization of intangibles	1,461	1,340	6,937	1,845
Impairment and restructuring charges	895	572	1,461	1,614
Total operating expenses	21,000	19,301	78,806	59,728
Operating income	10,717	5,469	43,292	3,705
Other income (expense), net	(850)	1,217	(392)	(1,371)
Income before income tax provision	9,867	6,686	42,900	2,334
Provision for (benefit from) income tax	(6,067)	2,664	6,253	3,011
Net income (loss)	$15,934	$4,022	$36,647	$(677)

Net income (loss) per share - basic	$0.51	$0.13	$1.17	$(0.02)

Weighted average shares used in per share calculation - basic	31,312	31,320	31,235	31,005

Net income (loss) per share - diluted	$0.49	$0.13	$1.14	$(0.02)

Weighted average shares used in per share calculation - diluted	32,417	31,409	32,008	31,005

GAAP reconciliation to non-GAAP financial measures
(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	31-Mar-11	31-Mar-10	31-Mar-11	31-Mar-10

Net (loss) income, as reported (GAAP)	$15,934	$4,022	$36,647	$(677)
Adjustment to GAAP net income (net of taxes)
Impairment and restructuring charges	992	344	1,276	(468)
Valuation allowance and other tax adjustments	(8,928)	-	(8,762)	-

Non-GAAP net income (loss)	$7,998	$4,366	$29,161	$(1,145)

Net (loss) income per share-basic, as reported (GAAP)	$0.51	$0.13	$1.17	$(0.02)
Adjustment to GAAP net income (net of taxes)
Impairment and restructuring charges	0.03	0.01	0.04	(0.02)
Valuation allowance and other tax adjustments	(0.29)	-	(0.28)	-

Net income (loss) per share-basic (non-GAAP)	$0.26	$0.14	$0.93	$(0.04)

Net (loss) income per share-diluted, as reported (GAAP)	$0.49	$0.13	$1.14	$(0.02)
Adjustment to GAAP net income (net of taxes)
Impairment and restructuring charges	0.03	0.01	0.04	(0.02)
Valuation allowance and other tax adjustments	(0.28)	-	(0.27)	-

Net income (loss) per share-diluted (non-GAAP)	$0.25	$0.14	$0.91	$(0.04)

Weighted average shares used in per share calculation
Basic	31,312	31,320	31,235	31,005
Dilutive weighted average shares	1,105	89	773	-
Diluted	32,417	31,409	32,008	31,005

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO